                                                                     EXHIBIT 3.5

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the "Merger Agreement") is made as of September [ ], 1996, by and between Peerless Systems Corporation, a California corporation ("Peerless California"), and Peerless Systems Corporation (Delaware), a Delaware corporation ("Peerless Delaware"). Peerless California and Peerless Delaware are sometimes referred to as the "Constituent Corporations."

                                   RECITALS:

     WHEREAS, Peerless California has filed a registration statement with the Securities and Exchange Commission on Form S-1 (the "Registration Statement") that provides for the initial public offering (the "Initial Public Offering") of shares of Common Stock;

     WHEREAS, the Registration Statement provides that Peerless California will be reincorporated in Delaware by virtue of the merger of Peerless California into Peerless Delaware upon the closing of the Initial Public Offering;

     WHEREAS, the Articles of Incorporation of Peerless California provide that all of the shares of Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") of Peerless California will be converted into shares of common stock ("Common Stock") of Peerless California upon the closing of an Initial Public Offering of Peerless California;

     WHEREAS, the Board of Directors of Peerless California, in accordance with the Registration Statement, desires to provide for the conversion of the shares of Preferred Stock into an appropriate number of shares of Common Stock of Peerless Delaware as a result of the reincorporation of Peerless California into Peerless Delaware upon the closing of the Initial Public Offering; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Peerless California merge into Peerless Delaware upon the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Peerless California shall merge into Peerless Delaware on the following terms, conditions and other provisions:

                                      1.
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                                   ARTICLE I

                                  The Merger
                                  ----------

     1.1 Merger. Peerless California shall be merged with and into Peerless Delaware (the "Merger"), and Peerless Delaware shall be the surviving corporation (the "Surviving Corporation"), effective on the closing of the Initial Public Offering on September [ ], 1996 (the "Effective Date").

     1.2 Name Change. On the Effective Date, the name of Peerless Delaware shall be Peerless Systems Corporation.

     1.3 Succession. On the Effective Date, Peerless Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Peerless California, except insofar as it may be continued by operation of law, shall be terminated and cease.

     1.4 Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, including the Subsidiaries of the Constituent Corporations, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.5 Additional Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Peerless California acquired or to be acquired by the Surviving

                                      2.
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Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall, and will be authorized to execute and deliver, in the name and on behalf of Peerless California, or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Peerless California, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.

                                  ARTICLE II

                   Capital Stock of Constituent Corporations
                   -----------------------------------------

     2.1 Common Stock of Peerless California and Peerless Delaware. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of Peerless California issued and outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of the Common Stock of Peerless Delaware and (ii) each share of Common Stock of Peerless Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     2.2 Series A Preferred Stock of Peerless California. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Series A Preferred Stock of Peerless California issued and outstanding immediately prior thereto shall be changed and converted into 1.013514 fully paid and nonassessable shares of Common Stock of Peerless Delaware, subject to Section 2.4 below.

     2.3 Series B Preferred Stock of Peerless California. On the Effective Date , by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Series B Preferred Stock of Peerless California issued and outstanding immediately prior thereto shall be changed and converted into 1.013072 fully paid and nonassessable shares of Common Stock of Peerless Delaware, subject to Section 2.4 below.

     2.4 No Fractional Shares. No fractional shares of Peerless Delaware Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Peerless California Preferred Stock who would otherwise be entitled to receive a fraction of a share of Peerless Delaware Common Stock (after aggregating all fractional shares of Peerless Delaware Common Stock issuable to such holder) shall, upon surrender of such holder's Peerless California Stock Certificate(s), be entitled to receive the dollar amount equal to such fraction of a share of Peerless Delaware Common Stock multiplied by the public offering price of the Peerless Delaware Common Stock in the Initial Public Offering.

     2.5 Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock or Preferred Stock

                                      3.

of Peerless California shall be deemed for all purposes to evidence ownership of and to represent the shares of Peerless Delaware Common Stock into which the shares of Peerless California represented by such certificates have been converted as herein provided, plus the right to receive cash in lieu of fractional shares, and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Peerless Delaware evidenced by such outstanding certificate as above provided.

     2.6 Options. On the Effective Date, the Surviving Corporation will assume and continue all of Peerless California's stock option plans in existence on the Effective Date, including but not limited to the 1992 Stock Option Plan, the 1996 Stock Option Plan (including the automatic grants of stock options to non-employee directors as set forth in the July 25, 1996 meeting minutes of the board of directors of Peerless California), and the Employee Stock Purchase Plan, and the outstanding and unexercised portions of all options to purchase Common Stock of Peerless California, including without limitation all options outstanding under such stock option plans and any other outstanding options, shall become options to purchase the same number of shares of Common Stock of Peerless Delaware, with no other changes in the terms and conditions of such options, and shall cease to be options to purchase shares of Peerless California Common Stock. Effective on the Effective Date, Peerless Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of Peerless California with respect thereto.

     2.7 Warrants. On the Effective Date, all rights to Peerless California Common Stock and Preferred Stock under each warrant to purchase Peerless California Common Stock or Preferred Stock (each, a "Warrant") then outstanding shall be converted into and become rights with respect to Peerless Delaware Common Stock, and Peerless Delaware shall assume each such Warrant. From and after the Effective Date: (i) each Warrant assumed by Peerless Delaware may be exercised solely for shares of Peerless Delaware Common Stock; (ii) the number of shares of Peerless Common Stock issuable pursuant to each Warrant shall be equal to the number of shares of Peerless Delaware Common Stock into which the Peerless California Common Stock or Preferred Stock, as the case may be, would have been converted pursuant to Section 2.1, 2.2 or 2.3, as the case may be, had the Company Warrant been exercised immediately prior to the Effective Date, in each case rounding all share numbers down to the nearest whole share (with cash at fair market value, less the applicable exercise price, being payable for any fraction of a share); (iii) the per share exercise price under each such Warrant shall be adjusted in such manner as shall keep the product of the number of shares each such Warrant is exercisable for multiplied by such exercise price unchanged; and (d) any restriction on the exercise of any Warrant and all other terms of such Warrant shall continue in full force and effect.

     2.8 Debentures. On the Effective Date, all rights to Peerless California Common Stock under each convertible debenture to purchase Peerless California Common Stock (each, a "Debenture") then outstanding shall be converted into and become rights with respect to

                                      4.

Peerless Delaware Common Stock, and Peerless Delaware shall assume each such Debenture. From and after the Effective Date: (i) each Debenture assumed by Peerless Delaware may be converted solely for shares of Peerless Delaware Common Stock; (ii) the number of shares of Peerless Common Stock issuable pursuant to each Debenture shall be equal to the number of shares of Peerless Delaware Common Stock into which the Peerless California Common Stock, as the case may be, would have been converted pursuant to Section 2.1, 2.2 or 2.3, as the case may be, had the Company Debenture been exercised immediately prior to the Effective Date, in each case rounding all share numbers down to the nearest whole share (with cash at fair market value, less the applicable exercise price, being payable for any fraction of a share); (iii) the per share conversion price under each such Debenture shall be adjusted in such manner as shall keep the product of the number of shares each such Debenture is convertible for multiplied by such conversion price unchanged; and (d) any restriction on the conversion of any Debenture and all other terms of such Debenture shall continue in full force and effect.

     2.9 Employee Benefit Plans. On the Effective Date, the Surviving Corporation shall assume all obligations of Peerless California under any and all employee benefit plans in effect as of such date with respect to which employee rights or accrued benefits are outstanding as of such date.

     2.10 Exchange Procedures. As soon as practicable after the Effective Date, Peerless Delaware shall request that each holder of record of a Peerless California stock certificate which immediately prior to the Effective Date represented outstanding shares of Peerless California Common Stock or Preferred Stock (the "Certificates"), whose shares of Peerless California Common Stock and/or Preferred Stock converted into Peerless Delaware Common Stock pursuant to the terms hereof and the Merger Agreement, surrender its Certificates in exchange for certificates representing Peerless Delaware Common Stock. Upon surrender of the Certificates, the holder thereof shall be entitled to receive in exchange therefor a certificate representing the number of shares of Peerless Delaware Common Stock to which the holder of Peerless California Common Stock and/or Preferred Stock is entitled pursuant to the terms hereof and are represented by the Certificates so surrendered. The Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Date to represent the right to receive upon such surrender the number of shares of Peerless Delaware Common Stock as provided by this Section and the provisions of the Delaware Corporation Law.

     2.11 No Further Ownership Rights in Peerless California Common Stock. All shares of Peerless Delaware Common Stock delivered upon the surrender for exchange of shares of Peerless California Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Peerless California Common Stock.

     2.12 Dissenting Shares. Notwithstanding anything to the contrary contained in this Merger Agreement, any shares of Peerless California Common Stock or Preferred Stock that are outstanding immediately prior to the Effective Date that were not voted in favor of the Merger and are held by shareholders who have complied with the applicable provisions of Chapter 13 of the California Corporations Code ("Dissenting Shares") shall not be converted into or represent the right to receive Peerless Delaware Common Stock in accordance with Sections 2.1, 2.2 and 2.3, as the case may be, and each holder of Dissenting Shares shall be entitled only to

                                      5.

such rights as may be granted to such holder in Chapter 13 of the California Corporations Code. From and after the Effective Date, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Chapter 13 of the California Corporations Code, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Peerless Delaware Common Stock and cash in lieu of fractions shares in accordance with Sections 2.1, 2.2, 2.3 and 2.4, as the case may be.

                                  ARTICLE III

                         Corporate Governance Matters
                         ----------------------------

     3.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Peerless Delaware in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation except that on the date of effectiveness of the Merger,
Article I of the Certificate of Incorporation shall be amended to read in its entirety "The name of the corporation is Peerless Systems Corporation."

     3.2 Directors. The directors of Peerless California immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified. The committees of the Board of Directors and members thereof of Peerless California immediately preceding the Effective Date shall become the committees of the Board of Directors and members thereof of the Surviving Corporation on and after the Effective Date.

     3.3 Officers. The officers of Peerless California immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

                                  ARTICLE IV

                                 Miscellaneous
                                 -------------

     4.1 Amendment. At any time before or after approval by the shareholders of Peerless California, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Peerless California, the principal terms may not be amended without the further approval of the shareholders of Peerless California) as may be determined in the judgment of the respective Board of Directors of Peerless Delaware and Peerless California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

     4.2 Conditions to Merger. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any

                                      6.

or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

          (a) the Merger shall have been approved by the shareholders of Peerless California in accordance with applicable provisions of the General Corporation Law of the State of California; and

          (b) Peerless California, as sole stockholder of Peerless Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware;

          (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Peerless California to be material to consummation of the Merger shall have been obtained; and

          (d) the closing of the Initial Public Offering.

     4.3 Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Peerless California or Peerless Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of Peerless California or Peerless Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Peerless California and Peerless Delaware, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Peerless California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

     4.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     4.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein.

     4.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of Delaware.

                                      7.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Peerless California and Peerless Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                 PEERLESS SYSTEMS CORPORATION,
                                 a California Corporation



                                 By:
                                    --------------------------------------
                                    Edward A. Gavaldon
                                    President and Chief Executive Officer


ATTEST:



- ----------------------------------
Hoshi Printer
Vice President, Administration and
Finance, Chief Financial Officer
and Secretary


                                 PEERLESS SYSTEMS CORPORATION (DELAWARE), a Delaware Corporation



                                 By:
                                    --------------------------------------
                                    Edward A. Gavaldon
                                    President and Chief Executive Officer


ATTEST:



- ---------------------------------
Hoshi Printer
Vice President, Administration and
Finance, Chief Financial Officer and
Secretary

                                      8.